UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported):  July 13, 2009

Aspyra, Inc.
(Exact Name of Registrant as Specified in Its Charter)

California	001-13268	95-3353465
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26115-A Mureau Road
Calabasas, CA 91302
(Address of Principal Executive Offices) (Zip Code)

(818) 880-6700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

From July 13, 2009, through July 17, 2009, Aspyra, Inc. (the “Company”) entered into a series of identical letter agreements (the “Letter Agreements’) with the holders (the “Holders”) of its outstanding warrants (the “Warrants’) to purchase shares of its common stock. Pursuant to the Letter Agreements, the parties agreed that certain funds received by the Company from the Holders, in the aggregate amount of $647,089.35 (the “Funds”) will be deemed loans (the “Loans”) to the Company, until such time as Shareholder Approval (defined below) is obtained. Pursuant to the Letter Agreements, the Company agreed to obtain shareholder approval, and have such shareholder approval become effective in accordance with applicable law (including, without limitation, Section 14 of the Securities Exchange Act of 1934, as amended) (the “Shareholder Approval”), by October 31, 2009 (the “Approval Date”), for a temporary reduction in the exercise price of the Warrants, to $0.15, in effect from June 17, 2009 through June 26, 2009 (the “Special Warrant Offer”), and the issuance of shares of the Company’s common stock in accordance therewith. Upon Shareholder Approval, provided Shareholder Approval has been received by the Approval Date, the Funds will be deemed an exercise of the Special Warrant Offer, the Company will issue shares of its common stock in accordance therewith, and no interest or other payments shall be due on the Loans. If the Shareholder Approval is not received by the Approval Date, the Loans shall become due and payable on the Approval Date, together with accrued interest thereon. The Loans shall accrue interest at the rate of 12% per annum and may not be prepaid without the written consent of the Holders.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Form of Letter Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 17, 2009	Aspyra, Inc.

/s/ Anahita Villafane
Anahita Villafane
Chief Financial Officer

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